Exhibit 99.1

AquaBounty Technologies Announces Reverse Stock Split

MAYNARD, Mass., October 13, 2023 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that its Board of Directors has approved a 1-for-20 reverse stock split of its common stock to be effective 12:01 a.m., Eastern Time, on October 16, 2023 and an associated reduction in the number of shares of Common Stock the Company is authorized to issue. AquaBounty expects its common stock to begin trading on a split-adjusted basis on the Nasdaq Capital Market as of the commencement of trading on October 16, 2023.

On October 12, 2023, the Company’s stockholders approved a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-15 to 1-for-20, inclusive, with such ratio to be determined at the discretion of the Company's Board of Directors and with such reverse stock split to be effected at such time and date as determined by the Board of Directors in its sole discretion (but in no event later than December 31, 2023). The reverse stock split is intended to bring the Company into compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

The 1-for-20 reverse stock split will automatically convert 20 current shares of the Company’s common stock into one new share of common stock. AquaBounty’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “AQB” following the reverse stock split, with a new CUSIP number of 03842K309. After the effectiveness of the reverse stock split, the number of outstanding shares of common stock will be reduced from approximately 71.36 million to approximately 3.57 million, subject to adjustment to give effect to the treatment of any fractional shares that stockholders would have received in the reverse stock split. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would otherwise be entitled to a fractional share will receive a full share. Proportional adjustments will be made to the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units, and other equity securities under the Company’s equity incentive plans. In conjunction with the reverse stock split, the number of shares of common stock authorized to be issued will be reduced from 150 million to 75 million.

Computershare Trust Company, N.A. (“Computershare”), AquaBounty’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders of record holding certificates representing pre-split shares of the Company’s common stock will receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Computershare. Stockholders with book-entry shares or who hold their shares through a broker and/or other nominee will not need to take any action. Stockholders of record who held pre-split certificates will receive their post-split shares in book-entry form and will be receiving a transaction statement from Computershare regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2023, which is available at the SEC’s website, www.sec.gov, and on the Company’s website at www.aquabounty.com.

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based sustainable aquaculture from start to finish.  As a vertically integrated Company from broodstock to grow out, we are leveraging decades of expertise in fish breeding, genetics, and health & nutrition to deliver disruptive solutions that address food insecurity and climate change issues.  We are committed to feeding the world efficiently, sustainably, and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure, and sustainable process. The Company’s land-based Recirculating Aquaculture System farms, including a grow-out farm located in Indiana, United States and a broodstock and egg production farm located on Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook,  Twitter,  LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the timing of and consummation of the reverse stock split, the effect of the reverse stock split on the Company’s compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market and the actions of third parties, including Computershare, with respect to the reverse stock split. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “continue,” “plan,” “moving forward,” “believe,” “will,” “may,” the negative forms of these words and similar expressions to identify such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include, but are not limited to: market conditions and their impact on the trading price of AquaBounty’s common stock on the Nasdaq Capital Market; other factors discussed in the Proxy Statement; and other risks and uncertainties described in filings by AquaBounty with the Securities and Exchange Commission (“SEC”), available on the Investors section of AquaBounty’s website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

Company & Investor Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

dconley@aquabounty.com

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com